Exhibit 99.2
NASDAQ - AUTOBYTEL

Moderator: Sean Mansouri
August 03, 2017
5:00 p.m. ET

OPERATOR:	This is Conference #55004737

Operator:	Good afternoon everyone and thank you for participating in today’s conference call to discuss Autobytel’s financial results for the second quarter ended June 30, 2017.

Joining us today are Autobytel’s president and CEO, Jeff Coats, the company’s CFO, Kimberly Boren, and the company’s outside investor relations advisor, Sean Mansouri with Liolios Group.

Following their remarks, we’ll open the call for your questions. I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri:
Thank you. Before I introduce Jeff, I remind you that during today’s call, including the question and answer session, any projections and forward-looking statements made regarding future events Autobytel’s future financial performance are covered by the safe harbor statements contained in today's press release, the slides accompanying this presentation, and the company's public filings with the SEC.

Actual events may differ materially from those forward-looking statements. Specifically, please refer to the company’s form 10-Q for the quarter ended June 30, 2017, which was filed prior to this call as well as other filings made by Autobytel with the SEC from time to time.

These filings identify factors that could cause results to differ materially from those forward-looking statements. There are slides included with today’s presentation to help illustrate some of the points being made and discussed during the call. The slides can be accessed by visiting Autobytel’s website at Autobytel.com.

When there, go to Investor Relations, and then click on events and presentations. Please also know that during this call, and/or in the accompanying slides, management will be disclosing non-GAAP income and non-GAAP EPS.

For purposes of its 2017 guidance, we’ll be adjusting 2016 revenues, non-GAAP income and non-GAAP EPS to reflect the exclusion of the company’s specialty finance leads product that was divested at December 31, 2016.

And for year over year comparisons, prior year results, with the exception of cash flow from operations for all periods presented are adjusted to exclude the company’s specialty finance leads product.

These are non-GAAP financial measures as defined by SEC regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today’s press release and/or in the slides, which are posted on the company’s website. And with that, I'll turn the call over to Jeff.

Jeff Coats:	Thank you, Sean. Good afternoon everyone. Thank you for joining us today to discuss our second quarter 2017 results.

As a reminder to those of you who are new to Autobytel, we are a pioneer and leading provider of online digital automotive services, connecting in-market car buyers with our dealer and manufacturer customers.

As discussed on our first quarter earnings call, 2017 is proving to be a choppy year. Following a robust beginning to the first quarter, we began seeing a softening in the automotive market moving into the second quarter. While we are still seeing the expected seasonal improvement in the third quarter, the market softness appears to be continuing.

We made significant headway in our objectives for 2017; we continue on our investments in technology, consumer acquisition, the AutoWeb ad platform, and our consumer facing sites.

The metrics for usedcars.com have also expanded quickly. Usedcars.com traffic grew 60 percent year over year in the second quarter, with low time – with site low time improving by 72 percent, which correspondingly reduced our bounce rate by more than 9 percent since the re-launch.

Despite a softening macro environment in the auto industry, the traffic acquisition issue noted in our press release today and the normal seasonal setback from Q1, we continue to grow strongly our clicks business in the second quarter.

We continue to qualify and integrate additional new traffic sources to further accelerate growth in our clicks business, which will likewise support our leads business.

The paid search field has become more complex, with many of our paid traffic partners moving towards audience expansion marketing, which is sometimes called similar or look-alike audiences.

During Q2, we identified that some of these audience expansions were not converting to automotive purchases at a range of close rates acceptable to us.

This led us to halt the traffic campaign in the second quarter. We are actively working to implement solutions, and have already begun to rebuild our original higher-quality traffic stream.

We are also continually looking to expand our methods and sources of traffic generation for both leads and clicks and are constantly using close rate data to identify if these new traffic sources are performing to our high-quality standards.

Given the actions we are taking to address these traffic issues, and the widely accepted expectation for auto sales decline in 2017, we are lowering our 2017 revenue and adjusted EPS outlook. Over the coming months, we expect to work through these issues and reestablish our revenue and margin profiles.

We have a variety of initiatives in place that are meant to further diversify our traffic acquisition, which we believe should provide a meaningful amount of high quality traffic to help mitigate the loss of the other traffic campaigns.

Before commenting further, I’d like to turn the call over to Kim and have her take us through the important details of our Q2 financial results. Kim?

Kimberly Boren:
Thanks, Jeff, and good afternoon everyone. As noted in our press release today, for year over year comparative purposes, the results for all periods presented and discussed on our call today, exclude our specialty finance leads product, which was divested on December 31, 2016.

For those of you following along with our earnings presentation, on slide six, you can see our quarter revenues worth 34.6 million, essentially unchanged compared to the prior year adjusted quarter.

Advertising revenues increased 52 percent to $8 million, with click revenues up 76 percent to $6.5 million.

Moving to slide seven, you’ll see that we delivered approximately 2 million automotive leads during the second quarter, compared to 2.1 million last year; a slight reduction, resulting primarily from the eliminated traffic discussed earlier. Note that this lead volume reflects all leads sold to both the retail and the wholesale channels.

As a reminder, the retail channel comprises leads sold directly to dealers, whereas our wholesale channel reflects leads sold to OEMs and wholesale partners that are then distributed to dealers.

On slide eight, you'll see that dealer counts stood at 24,464 at June 30th; a 2 percent decrease from Q1, driven primarily by changes at the wholesale level.

Similar to our leads breakout, this dealer count reflects all of the dealers we sell leads to, including both the wholesale and retail channels for new cars. Moving on to advertising, our advertising revenues increased 52 percent to $8 million compared to $5.3 million in the year-ago quarter.

The growth was once again due to a significant increase in click revenues. On slide nine, you’ll see click revenues increased 76 percent to $6.5 million compared to $3.7 million in the same period last year.

The increase was driven by continued strong customer demand despite the traffic acquisition issue and the usual seasonal step-back from Q1. Now moving to slide 10, gross profit during the second quarter was $10.6 million compared to an adjusted $13.5 million in the year-ago quarter.

Gross margin for the quarter came in lower than expected at 30.7 percent compared to an adjusted 39.1 percent as a result of the investment in additional traffic acquisition beginning in Q3’16, combined with the aforementioned traffic issues.

We expect gross margin to continue in the low 30 percent range as we focus on rebuilding original high-quality traffic stream and optimizing traffic acquisition costs.

Total operating expenses in the second quarter decreased 18 percent to $10.4 million compared to an adjusted $12.7 million in the year-ago quarter. The decrease was driven by the reduction of headcount and related expenses.

As a percentage of revenues, total operating expenses were 30 percent compared to an adjusted $36.7 percent for the year-ago quarter. We expect our opex as a percentage of revenue to continue in the low 30 percent range.

On the GAAP basis, net income in the second quarter was $322,000 or $0.02 per diluted share on 13.3 million shares, compared to adjusted net income of $360,000 or $0.03 per share on 13.3 million shares in the year-ago quarter.

For the second quarter, non-GAAP income, which adds back amortization on acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, gain or loss on investment or sale, litigation settlements, and income taxes was $2.5 million or $0.19 per diluted share, compared to an adjusted $3 million or $0.23 per diluted share in the second quarter of 2016.

The decrease is primarily driven by market softness and the aforementioned traffic issues. Cash provided by operations in the second quarter improved to $6.5 million compared to $4.6 million, unadjusted, in the prior year quarter.

On slide eleven, you’ll see that our cash balance remains strong and continues to grow despite debt pay-down, with cash and cash equivalents of $44.6 million at June 30th, 2017 compared to $38.5 million at December 31st, 2016.

Total debt at June 30th, 2017 was reduced to $19.1 million compared to $23.1 million at the end of 2016. With that, I’ll now turn the call back over to Jeff.

Jeff Coats:
Thank you, Kim. Before getting into some of the usual quarterly metrics, I’d like to provide some more color on the traffic issues discussed earlier. To be more specific, the campaigns we identified were not sustainable from a conversion rate perspective.

This traffic exhibited classic characteristics that indicated a propensity for high quality, including a strong conversion rate to leads, but ultimately did not convert to automotive purchases at an acceptable range of close rates for the vehicle selected.

The impact of the eliminated traffic and the actions we have taken to address this issue had a negative effect on Q2 revenues, and more so gross margins.

As I mentioned, we have a variety of initiatives in place that are meant to diversify our traffic acquisition to help offset the loss of these campaigns. We continue to believe the advancements we’re making in digital automotive marketing will pay dividends in the months and years to come.

Today, most dealers know very little about users visiting their website and the majority of dealers display the same messaging to every single user that visits their site.

Consumers are getting more and more sophisticated regarding digital marketing and the days of one-size-fits-all is becoming a relic of the past. But with big data, machine learning, and audience management, dealers can and should provide a more relevant user experience.

Our technology focus is on pinpointing specific consumer characteristics that are influential in the car-buying process to optimize ad-spend for car dealers and make car research and buying easier for consumers.

The technology will expand and meaningfully improve our already extensive process of traffic optimization and will enable us to analyze endless behavioral and contextual signals from consumers to ensure that we’re presenting the right message to the right person at the right time.

We are ultimately developing a more efficient pathway to purchase for consumers, while offering better ROI for dealers and OEMs through highly targeted clicks and leads as opposed to a mass target campaign.

In our clicks business, we’re continuing to increase click volumes with existing clients and have added new dealers, OEMs, and advertising customers.

As I’ve mentioned in the past, our strong growth in clicks up to this point has only come from a small number of customers, so there’s plenty of room for ongoing growth.

It should be noted that even though we have seen strong click growth in revenue, this growth has been limited by the elimination of traffic campaigns that we referenced earlier.

Also, as I mentioned earlier, the usedcars.com site is gaining traction. Q2 traffic is up 60 percent year over year and after working collaboratively with Google, our engineers have improved site load time by 72 percent, which is truly an exciting development. We will continue to work with our Google experts to adopt more adaptive experiences to create an optimal user flow.

As we continue to improve the user experience for our consumers and expand our inventory across usedcars.com, we will accelerate our approach and mission to drive new traffic in the coming quarters.

We have a lot of opportunity to grow here as our paid SEM efforts only represent a fraction of our overall investment and we have a clear path to get there.

We are creating a mobile first experience that we believe will allow us to reach all in-market consumers with ease. On slide thirteen, you’ll see that our estimated average buy rate for internally generated leads in the second quarter was 17 percent, which remains within our targeted range of 16 to 24 percent.

Because of our ongoing commitment to lead quality, we are continuing to focus on enhanced methodologies to meaningful increase the mix of internally generated leads from the current 80 percent level, while only utilizing volume from a small number of trusted suppliers who share our commitment to quality.

On slide fourteen, you’ll also note that these estimated buy rates have remained consistently strong since Q1 2011, with autobytel.com generating an average buy rate of 26 percent, and all Autobytel internally generated leads at about 18 percent.

Moving on to the industry outlook, as you can see on slide fifteen, J.D. Power LMC Automotive has the seasonally adjusted annual run rate, or SAAR, for total sales at 17.2 million units for July 2017, which is down 4 percent compared to one year ago and up from 16.5 million units in June.

In addition, on AutoNation’s earnings call yesterday, Mike Jackson noted that they expect SAAR for 2018 to be in the high 16 to low 17 million unit range.

And on slide sixteen, you’ll see that J.D. Power LMC Automotive again reduced the forecasted full year 2017 total light-vehicle sales to 17 million units and retail light vehicle sales to 13.8 million units, both down from 2016. Moving now to our 2017 business outlook, highlighted on slide seventeen.

As I mentioned earlier, due to the actions we’re taking to address traffic issues and the widely accepted expectation for auto sales to decline in 2017, we now expect revenue to range between $144 million and $148 million, which compares to our previous guidance range of $156 million to $160 million.

We also expect non-GAAP income to range between $10.5 million and $11.1 million, which compares to our previous guidance range of $16.8 million to $17.3 million. And expect non-GAAP diluted EPS to range between $0.78 and $0.82 on 13.5 million shares, compared to our previous guidance of $1.24 to $1.28.

Though our near-term focus will be placed on resolving the traffic and related margin issues, we have not lost sight of our core growth objectives, and remain committed to expanding our used car leads and clicks businesses.

The key will be to personalize the consumer experience on our website, landing pages, and display networks to ensure we’re delivering the right message to the right audience with optimal timing.

We will also renew our focus on operating efficiencies, and have begun to further improve our internal data analytics capabilities and related reporting to ensure that we can better and more quickly detect any potential disruptions in traffic quality down the road.

Given the expectation for auto sales to decline in 2017, we believe that our delivery of high-intent car buyers will be all the more important to our dealer and OEM customers. Operator, at this time we’ll take questions.

Operator:
Thank you, Sir. Ladies and gentlemen, if you do have a question at this time, please press star then one on your touchtone telephone. If at any time your question has been answered or you wish to remove yourself from the queue, please press the pound key.

To prevent any background noise, we ask that you please place your line on mute once your question has been stated. Our first question is from Sameet Sinha with B. Riley. Your line is now open.

Sameet Sinha:
Yes, thank you very much. A couple of questions, so if you’re talking about the revenue side of the equation, you mentioned that there were some changes at a wholesale program. Can you elaborate on that? And secondly, if you can also talk about are you seeing the – just overall dealers reducing the number of leads they buy or is it just number of dealers we’re churning out of the program? And then, I have a second question about that traffic issue.

Jeffrey Coats:	OK. The wholesale issue that you referenced, it really is more a typical kind of function of what happens at the wholesale level as they reduce coverage for us with different dealers.

In this particular case, the reduction probably had more to do with some of the quality concerns that we were seeing. This all started in the last few months of 2016. We began working to diagnose it and understand where it was coming from.

We – as you know, we were looking at a lot of different and optimizing for a lot of new traffic sources. So it took us a while to get through everything and ultimately identify the primary issues.

And during that period of time, some of our wholesale customers were the first ones to notice the decline in quality and we were hearing from them. So that reaction was a little bit of function of that.

Kimberly Boren:
In regard to the second question, Sameet, we actually increased our leads per dealer in the second quarter, from a year-over-year perspective. So we are not seeing a decline in the number of leads per dealer.

Jeffrey Coats:
And it’s really – on the leads side, it’s not really a demand issue. It’s a supply issue, related to the traffic issue. We still have seen, and continue to see, pretty strong demand at both the dealer and the wholesale levels. Candidly, the reduction in our guidance for the rest of the year is totally a supply issue.

It’s – you know, we’re beginning to build back our traffic flow. We’re beginning to have some of our accounts re-learned. And as that process continues, we’ll have a much better idea of how quickly we should be able to get back to them on more normal kind of situation.

Sameet Sinha:	OK. Second question regarding the traffic issues and I think you alluded to it, that softness is also going to impact the AutoWeb business. Can you talk to us about, you know, what’s the interplay?

I know that some traffic was being diverted towards AutoWeb. How are you planning to fix the situation in the core business? And how much should we – and if you can talk about how much of your full year guidance reduction – or second half reduction, is a reduction of the lead business versus the AutoWeb – Autoclicks, sorry.

Jeffrey Coats:	OK. It – it’s really …

Kimberly Boren:
Sure. So in, moving back to the first question, about 70 percent of the click volume comes from our internal traffic generation and probably about 70 percent of that comes from the lead traffic – or I should say, initiates with the lead traffic. So, we saw some softness with that -- there that did impact the clicks business in the second quarter. We would have expected it to probably be at least 10 percent higher, had that not happened. So, I would say the majority of the revenue decline in guidance is a result of the lead revenue -- with a small component being on the click side.

Sameet Sinha:	Thank you.

OPERATOR:	Our next question is from Ed Woo with Ascendiant Capital. Your line is now open.

Edward Woo:	Yes, thank you for taking my question. I know you mentioned a little bit about the timing, about how you noticed some of the Holiday issues, right at the end of last year.

And just curiosity, you know how did it -- the future does it seem to have accelerated a lot in the second quarter, and how quickly do you think you can get this -- I guess -- stabilized to get this back on track?

Jeffrey Coats:
The second part of your question, we are -- we, as I said, finally fully diagnosed everything -- relatively in -- light in the second quarter. We have been working hard in order to figure out the timing on that.

We’ve already seen the beginnings of a recovery so far during the month of July -- as we move into the stronger third quarter period of the year.

So, candidly, and we just need a couple more months of what’s going on with our accounts, and really getting through this period in order to figure out what it should look like. So, we would anticipate we can give a much more definitive answer to that question, on the third quarter earnings call -- a much better feel for a true timeline on that. We began hearing from some of our OEM customers -- like I’ve mentioned in 2016-- we had a lot of different traffic programs going. But several people -- we had started trying to do some new stuff ourselves.

So, we began working through the programs that we would have expected might have yielded the lower quality first -- some of the new stuff we were trying, as well as -- we looked into perhaps some of our outside suppliers, having an issue in some of the stuff they were sending to us.

As we turned these things off, or -- and back on -- over the course of those months. It took us awhile to finally get to the area where we had the primary issue -- which again, was pretty deep into 2017 -- which is one of the reasons I said we are absolutely already beginning to significantly upgrade our analytics, and reporting capabilities.

Our new clicks business and the traffic acquisition, we do as part of that, is much more sophisticated than our -- older analytics capabilities could support, and so, we are -- we’re a little behind on getting all of that development work done.

But we are in process and we are getting that done. It’s not so much that it picked up and was more pronounced in the second quarter -- it’s once we understand what was going on. We had been buying this particular traffic source for a period of time.

And had optimized around it for -- quite significantly in a number of our accounts, and really -- we had really no choice but to just, almost immediately, turn it off.

It was really just generating some pretty poor quality. And, when we start hearing loud issues at the manufacturer level, it has really gone too far. So, we’re addressing that, we’re working with all of our customers to make sure they understand. We’re working with our traffic suppliers, and a supplier in particular -- in order to improve the situation -- yet our regular traffic stream is back on track in order to begin generating the higher volumes. We don’t have all of the answers today; we’ve been working hard to try to figure that out.

I think fortunately, we are working through this during a pretty robust period, which is actually a good period of time to really dig into it, and understand it better, because we should normally face some lift and some pretty strong abilities this quarter. So, we’re working through it as quickly as we can. It really is an all hands on deck kind of a situation.

Edward Woo:
All right, I think it was previously mentioned that it’s -- you know -- the majority of the decline in revenue guidance is more of a supply issue as opposed to a demand issue; so, is it as simple as you can’t get the good quality lead, so you can’t sell it?

Jeffrey Coats:
It’s that we can’t get the good quality traffic to generate the -- leads and traffic related to that at margin levels that we can stomach. You can already see the effect on our gross margin in the second quarter of the beginning of dealing with this, as we’ve begun paying up -- for traffic.

So, we just have to work through this – again, it’ll take a little bit of time as we work through, but we should be able to further improve our margins for the remainder of this year; and as I said, we would think by the third quarter earnings call we should be able to give you guys some more definitive answers on timing, on timing and the future opportunity.

We are still bullish about the business, the usedcars.com situation is extremely exciting. We have a very good brand there. Our partners at Google are working with us to optimize that site. We are very bullish about that. It unfortunately comes – this other issue comes in the middle of a lot of that and it really, kind of, throws off some of our momentum.

The clicks business is still a strong business, as Kim mentioned earlier. It has mostly been driven by the abandonment traffic from our lead forms thus far, which has always historically been very high volume, very high quality.

We are qualifying additional traffic sources and as we get everything back on track, we would expect to see strong growth in our clicks business again as well. So we have those two strong growth opportunities still in front of us and we feel very bullish about them.

Edward Woo:	Great, well, thank you for answering my questions. You were very thorough and I wish you guys the best of luck. Thank you.

Jeffrey Coats:	Thank you, Ed.

Kimberly Boren:	Thanks, Ed.

Operator:	As a reminder, ladies and gentlemen, if you would like to ask a question, please press star then one. Our next question is from Bruce Goldfarb with Lake Street Capital Markets. Your line is now open.

Bruce Goldfarb:	Hi, everyone. Hope you guys are well. I – so I – couple questions. First, are OEMs behaving differently amongst each other within regard to their appetite for leads?

Jeffrey Coats:	No, we’re not seeing anything any different. If anything, the last few months we’ve seen stronger demand for leads on the OEM side.

Bruce Goldfarb:	OK. And then, is your lead volume being more impacted by – I should add – I should add that, by unit-to-clients, or dealer churn, or is it more just the supply issue?

Jeffrey Coats:
It’s predominately the supply problem. It’s the traffic, which we then generate the leads, that’s the primary problem. Dealer churn does affect it a little bit, but it’s certainly a much smaller impact. Significantly smaller impact and what’s going on – on the supply side. We’re still seeing good dealer demand and good wholesale…

Bruce Goldfarb:
That was my next question, because I think it would – I think – you have mentioned in the past that when demand moderates – I mean, when the SAAR kind of moderates a little bit, that demand can pick up because dealers will get more aggressive in terms of marketing. You know - trying to move inventory?

Jeffrey Coats:
We have historically expected to see that. I would say some of what’s been going on the last few months is some of our quality issues have affected that – what would normally be some countercyclical quality because right now it’s – we got plenty of demand, we’re just not able to meet it with supply. And certainly not at margin levels that are tolerable. I mean, we – the gross margin we posted for the second quarter is not a margin that we are pleased with.

And we are working strongly to bring that back round. As part of also, at the same time, rebuilding our overall traffic volume and working with our customers to make sure that they are getting the high quality leads that they demand.

Bruce Goldfarb:	And clicks.

And then, just in terms of at least for July activity -- it sounds like things were kinda turning more positive, you indicated earlier?

Jeffrey Coats:
Yes, actually, we knew – we were seeing some softness in the industry moving into Q2. April’s a little softer than usual. May looked ok, but we didn’t really see the surge in June that we would normally expect to see.

I mean, we still posted decent numbers for the quarter on both the top and the bottom line. But, we would have expected to be able to do, I would say, you know, meaningfully better than that, as we’ve seen our normal surge beginning in June, moving into July. We didn’t really see the June surge. We did start seeing more of that in July. But, even the improvement that we saw in July was not as pronounced as we would normally see. Some of this probably has to do with consumers and, you know, consumer sentiment. I don’t know if it’s affected by economic concerns or the concerns with Washington or whatever, we certainly don’t have a new tax regime in place, so that may affect how some people look at it, but we think that it’s still likely to be a pretty good year.

We are beginning to recover from taking that large amount of traffic out of our mix. So, it’ll just take us a little bit of time. But as I said, we still have very strong growth attributes and used and clicks in front of us and we have a very strong – historically, a very strong new car business as well.

So, we’ll work through this and we should be in a much more knowledgeable position by the third quarter earnings call to give everybody much more succinct answers on what we think the future is going to hold for us as we finish this year and roll into 2018.

Bruce Goldfarb:	Great, thank you very much. That’s all I had.

Jeffrey Coats:	Thank you.

Kimberly Boren:	Thank you, Bruce.

Operator:	At this time, this concludes our question and answer session. I would now like to turn the call back over to Mr. Coats for any closing remarks.

Jeffrey Coats:	Thank you. Thanks everybody for joining us today. I also want to thank our team of hardworking and dedicated employees. We look forward to speaking with all of you in the weeks and months ahead.

We’ll be at the Liolios Gateway Conference in September in San Francisco. If we don’t see you in the interim, then we will be speaking with you on the third quarter earnings call in November. Thank you everybody.

Operator:	Ladies and gentlemen, this does conclude today’s teleconference. You may now disconnect your lines at this time. Thank you for your participation.

END

autobytel

Bringing Consumers and Dealers Together Since 1995

Autobytel **Q2 2017** Results Presentation

Safe Harbor Statement and Non-GAAP Disclosures

autobytel
NASDAQ: ABTL

The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. Words such as "anticipates," "could," "may," "estimates," "expects," "projects," "intends," "plans," "believes," "will" and words of similar substance used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) over the coming months, the company expects to work through the identified traffic issues issue and re-establish its revenue and margin profiles; (ii) the company believes its initiatives meant to diversify its traffic acquisition should provide a meaningful amount of high-quality traffic to help mitigate the loss of the identified traffic campaigns; (iii) the company expects gross margin to continue in the low 30% range as it focuses on rebuilding its original high-quality traffic stream and optimizing traffic acquisition costs; (iv) the company expects its operating expenses as a percentage of revenue to continue in the low 30% range; (v) the company continues to believe the advancements its making in digital automotive marketing will pay dividends in the months and years to come; (vi) the technology the company is developing will expand and meaningfully improve its already extensive process of traffic optimization and will enable the company to analyze endless behavioral and contextual signals from consumers to ensure that its presenting the right message to the right person at the right time; (vii) the company will continue to work with its Google experts to adopt more adaptive experiences to create an optimal user flow; (viii) as the company continues to improve the user experience for its consumers and expand its inventory across usedcars.com, the company will accelerate its approach and mission to drive new traffic in the coming quarters; (ix) the company is creating a mobile first experience that it believes will allow us to reach all in-market consumers with ease; (x) the company will renew its focus on operating efficiencies; (xi) given the expectation for auto sales to decline in 2017, the company believes that its delivery of high-intent car buyers will be all-the-more important to its dealer and OEM customers; (xii) the company currently expects 2017 revenue to range between $144 million and $148 million and the company expects 2017 non-GAAP income to range between $10.5 million and $11.1 million, with non-GAAP EPS ranging between $0.78 and $0.82 on 13.5 million shares, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the Company's stock.

This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the appendix of this presentation. Autobytel's management believes that these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are better metrics for monitoring the Company's performance given the effects of the Company's net operating loss carryforwards, acquisitions and non-cash stock-based compensation. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure

Copyright © 2017 Autobytel Inc.

2

Q2 2017 Financial Summary[1]

autobytel
NASDAQ: ABTL

(vs. YoY)

- **Revenues essentially unchanged at** $34.6 million
- **Advertising revenues increased 52%** to $8.0 million
- **Click revenues increased 76%** to $6.5 million
- **Net Income was** $0.3 million or $0.02 per diluted share
- **Non-GAAP income[2] was** $2.5 million or $0.19 per diluted share

1) For comparative purposes, prior year results exclude the company's specialty finance leads product, which was divested on December 31, 2016.
2) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements. See appendix for reconciliation.

Click Revenues Continue to Grow at a Strong Rate

3

Autobytel's Large Addressable Market

autobytel NASDAQ: ABTL

Total US Automotive Digital Ad Spend Estimate for 2017

$9.13 Billion

$3.33 B
Search & pay-per-click
$3.14 B
Video, media & banner display
$0.83 B
Lead generation & directories

autoweb

autobytel

autobytel

Source: eMarketer.com estimates.

Addressable Market Grows By Entering Pay-per-Click Market

4

All Digital ROI Driven Ad Channels are Growing

autobytel NASDAQ: ABTL

Vehicle Digital Ad Spend by Channel

$7billion
$6billion
$5billion
$4billion
$3billion
$2billion
$1billion
'00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20
Clicks
autoweb
Display
autobytel
Leads
autobytel
Listings
$9B
Market Size 2016
$15B
Market Size 2020

Source: eMarketer.com estimates.

Autobytel Focusing In Highest Demand Channels

5

Quarterly Revenue[1]

autobytel NASDAQ: ABTL

Automotive Leads & Services
Advertising
(millions)
$24.0 $25.6 $24.5 $24.6 $28.8 $38.5 $34.8 $34.6 $34.6 $42.2 $39.0 $37.3 $34.6
0.8 1.1 1.6 1.6 2.0 3.2 3.7 3.8 5.3 7.4 8.1 8.0 8.0
23.2 24.5 22.9 23.0 26.8 35.3 31.1 30.8 29.3 34.9 30.9 29.4 26.6
Q2'14 Q3'14 Q4'14 Q1'15 Q2'15 Q3'15 Q4'15 Q1'16 Q2'16 Q3'16 Q4'16 Q1'17 Q2'17

- **Advertising:** Up 52% YoY due to continued strong growth of click revenues.
- **Auto Leads & Services:** Down 9% YoY due to industry softness and the elimination of certain traffic campaigns.

1) For comparative purposes, all prior results exclude the company's specialty finance leads product, which was divested on December 31, 2016.

Autobytel Q2 Advertising Revenue up 52% YoY

6

Total Lead Volume

autobytel NASDAQ: ABTL

(millions)
New Car Leads
Used Car Leads
1.6
1.7
1.6
1.6
2.0
2.8
2.4
2.3
2.1
2.6
2.3
2.2
2.0
0.2
0.2
0.2
0.2
0.3
0.5
0.4
0.4
0.3
0.4
0.3
0.4
0.4
1.4
1.5
1.4
1.4
1.7
2.3
2.0
1.8
1.8
2.2
2.0
1.8
1.6
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16
Q1'17
Q2'17

- **Total lead volume** slightly down due to industry softness and the elimination of certain traffic campaigns.
- In Q4’15, the company began implementing its high-quality leads supply initiatives by focusing on increasing internal-lead generation and systematically reducing the volume of lower quality leads from 3rd party suppliers.

7

Autobytel Footprint – Dealers

autobytel
NASDAQ: ABTL

New Car Franchises
22,745
23,666
23,989
24,201
24,294
24,521
24,243
24,817
25,000
25,049
24,852
24,930
24,464
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16[1]
Q1'17
Q2'17

- Total dealer count now reflects our entire dealer network, including both OEM/wholesale and retail dealers.
- Autobytel delivers leads to approximately 76% of all franchise dealers in the U.S.

1) The decrease in dealer count in Q4'16 was driven by Toyota's discontinuation of the Scion brand.

8

Click Product Continues to Accelerate

autobytel
NASDAQ: ABTL

- Q2 click revenues up 76% YoY, reflecting significant volume growth and expanding revenue per click

Click Revenue
(millions)
$0.0
$0.1
$0.4
$0.4
$0.7
$1.4
$2.0
$2.6
$3.7
$5.5
$6.4
$6.5
$6.5
Up 76% YOY
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15[1]
Q1'16
Q2'16
Q3'16
Q4'16
Q1'17
Q2'17

1) Acquired AutoWeb October 1, 2015.

9

Financial Overview[1]

autobytel
NASDAQ: ABTL

	2016				2017	
	Q1	Q2	Q3	Q4	Q1	Q2
Revenue ($M)	$34.6	$34.6	$42.2	$39.0	$37.3	$34.6
Gross Profit ($M)	$13.2	$13.5	$15.3	$14.2	$12.9	$10.6
Gross Margin	38.2%	39.1%	36.2%	36.5%	34.6%	30.7%
Operating Expenses ($M)	$14.2	$12.7	$11.2	$12.4	$11.7	$10.4
Operating Margin	-2.9%	2.4%	9.7%	4.8%	3.2%	0.7%
Net Income ($M)	($0.7)	$0.4	$2.6	$1.4	$0.5	$0.3
EPS Diluted	($0.07)	$0.03	$0.20	$0.10	$0.04	$0.02
Non-GAAP Income ($M)[2]	$2.8	$3.0	$6.3	$4.7	$3.5	$2.5
Non-GAAP EPS[3]	$0.21	$0.23	$0.47	$0.35	$0.26	$0.19
Cash ($M)	$24.0	$27.1	$32.7	$38.5	$39.6	$44.6
Cash Flow From Operations ($M)	$1.6	$4.6	$5.9	$6.2	$3.5	$6.5
Closing Stock Price	$17.36	$13.87	$17.80	$13.45	$12.53	$12.61

The above financials are impacted by rounding to the nearest $0.1M.

1) For comparative purposes, prior year results (with the exception of Cash Flow From Operations), exclude the company's specialty finance leads product, which was divested on December 31, 2016.
2) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements. See appendix for reconciliation.
3) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding. See appendix for reconciliation.

Q2 Revenue Drives Strong Cash Generation

10

Balance Sheet Supports Growth

autobytel NASDAQ: ABTL

- $44.6 million cash
- $10.1 million term loans, $8.0 million revolving line of credit, $1.0 million convertible note
- As of Dec 31, 2016, $106.3 million net operating loss carryforwards
  - $75.8 million federal; $30.5 million state
  - Federal NOLs do not expire until 2025 and beyond

Select Balance Sheet Items

$ Millions	Jun 30, 2017	Dec 31, 2016
Cash & cash equivalents	$44.6	$38.5
Receivables	25.2	33.6
Net deferred tax assets	25.8	19.5
Total assets	**167.0**	**165.3**
Debt	19.1	23.1
Total liabilities	**37.2**	**45.7**
Total stockholders' equity	**129.9**	**119.6**

$44.6 Million in Cash, $106.3 Million in Net Operating Loss Carryforwards

11

Autobytel Leads Drive Car Sales

autobytel NASDAQ: ABTL

- Consumers submitting leads via Autobytel network accounted for 3.3 million+ new retail sales from 2011-2016
  - This represents an **average of ~4% of all U.S. Light Vehicle New Retail Sales from 2011-2015**
  - **Increased to ~5%** of U.S. LV New Retail Sales for 2016
- Consumers submitting leads via Autobytel network accounted for an **average of ~2% of all U.S. used car sales from 2011-2016**
- Consistent growth despite minimal investment in the used car business from 2011-2016

U.S. LV New & Used Retail Sales by Autobytel Consumers
Retail Used
Retail New
15% CAGR FY12 – FY16
435,221
469,422
501,688
483,923
590,087
539,775
606,302
614,349
748,404
837,430
2012
2013
2014
2015
2016

Autobytel Consumers Accounted for ~5% of Annual US LV New Retail Sales

12

High Buy Rates

autobytel NASDAQ: ABTL

- **We estimate[1] buy rates** that reflect how many leads submitted by consumers through the Autobytel network convert to purchases, and how many leads were lost to other dealers
- **Most competitors rely only on feedback from dealers/manufacturers** with minimal attribution
- **Buy rate information provides the ability to drive pricing with dealers,** as well as incremental lead volume
- Internally generated leads account for ~80% of leads sold by Autobytel

Lead Conversions

(Consumers who Submitted a New Vehicle Lead & Bought New)

Internally-generated Autobytel leads have a buy rate of 17% to 30% — significantly higher than those we source from 3rd parties or purchase from our competitors
30%
17%
14%
12%
8%
3%
Autobytel.com Website
All ABTL Internally Generated
Other 3rd Party Supplier
Competitor/ Supplier A
Competitor/ Supplier B
Competitor/ Supplier C
80% of Leads Sold by Autobytel
20% of Leads Sold by Autobytel (Sourced from 3rd Parties or Competitors)

1) Estimated buy rates based on vehicle registration data and internal analysis. Buy rates are calculated using a three-month rolling average of 90 day close rates.

Autobytel Internally-Generated Lead Buy Rate is 3x Industry Average of ~6-8%

13

Average Buy Rate[1]

- **We have a proven track record** of providing high quality leads
- Autobytel's leading edge SEM practice featured in several Google White Papers
- We have consistently maintained these high buy rates since Q1 2011
  - **Autobytel.com avg. buy rate = 26%**
  - **All internally generated avg. buy rate = 18%**

Buy Rates - Autobytel.com
24%
25%
26%
25%
22%
27%
27%
29%
30%
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16
Q1'17
Q2'17

Buy Rates - All Internally Generated Autobytel
18%
20%
19%
17%
16%
17%
17%
18%
17%
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16
Q1'17
Q2'17

1) Contribution from Dealix began in 2016.

14

Monthly Retail Auto Sales Forecast[1]

(millions)
U.S. Annual SAAR
2015
2016
2017
18.5
18.0
17.5
17.0
16.5
16.0
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sept
Oct
Nov
Dec

- July 2017 projected SAAR for total sales:
  - 17.2 million units
  - **Down 4% YoY**
- July 2017 projected SAAR for retail sales:
  - 14.1 million units
  - **Down 4% YoY**

1) J.D Power/LMC Automotive

15

Annual Retail Auto Sales Forecast[1]

U.S. LV Sales Forecast – 2008 to 2017E
(millions)
Retail LV Sales
Total LV Sales
-18%
13.2
-17%
10.6
-21%
10.4
-19%
8.6
+12%
11.6
+7%
9.2
+9%
12.7
+12%
10.3
+14%
14.5
+14%
11.7
+8%
15.6
+9%
12.8
+6%
16.5
+6%
13.6
+6%
17.5
+5%
14.3
0%
17.5
-1%
14.1
-3%
17.0
-1%
13.8
2008A
2009A
2010A
2011A
2012A
2013A
2014A
2015A
2016A
2017E

- 2017 U.S. light vehicle sales forecast down slightly to 17.0 million units
  - **Down 3% YoY**
- 2017 U.S. retail light vehicle sales forecast down slightly to 13.8 million units
  - **Down 2% YoY**

1) J.D Power/LMC Automotive

16

2017 Outlook[1,2]

autobytel NASDAQ: ABTL

	Low	High
Revenue	**$144.0**	**$148.0**
Growth	*(4)%*	*(2)%*
Non-GAAP Income[3]	**$10.5**	**$11.1**
Growth	*(38)%*	*(34)%*
Non-GAAP EPS	**$0.78**	**$0.82**
Growth	*(39)%*	*(35)%*

Revenue
Non-GAAP EPS
25% REVENUE CAGR FY12 – FY16
$61M
$0.32
$72M
$0.45
$99M
$0.76
$127M
$1.19
$150M
$1.27
$144M-$148M
$0.78-$0.82
FY12
FY13
FY14
FY15
FY16
FY17E

1) Guidance updated and effective only on August 3, 2017.
2) **For comparative purposes, all growth calculations and chart figures exclude contribution from the company's specialty finance leads product, which was divested on Dec 31, 2016.**
3) Non-GAAP Income is defined as net income/(loss), plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements, and non-GAAP EPS is defined as non-GAAP income divided by weighted average diluted shares outstanding (see appendix for reconciliation). The company has not provided a reconciliation of its 2017 non-GAAP diluted EPS guidance to the most directly comparable GAAP financial measure because the effect, timing and potential significance of the effects of tax considerations, primarily related to the company's net operating loss carryforwards, are out of the company's control and/or cannot be reasonably predicted. Consequently, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

17

Contact Us

autobytel
NASDAQ: ABTL

COMPANY CONTACT

Autobytel

Kimberly Boren

Chief Financial Officer

949-862-1396

kimb@autobytel.com

AUTOBYTEL

18872 MacArthur Blvd

Irvine, CA 92612

INVESTOR RELATIONS

Sean Mansouri or Cody Slach

Liolios Investor Relations

949-574-3860

ABTL@liolios.com

autobytel
Your Lifetime Automotive Advisor

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions.

The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com, and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online. Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

18

Appendix

- *Reconciliation Tables*
- *Mobile Products*
- *Ancillary Products & Investments*
- *High ROI for Dealers*

19

Reconciliation of Specialty Finance Divestiture – Schedule A

autobytel NASDAQ: ABTL

($ millions)		2012		2013		2014		2015		2016
Revenue	$	66.8	$	78.4	$	106.3	$	133.2	$	156.7
Finance Leads	$	6.2	$	6.2	$	6.9	$	6.5	$	6.3
Adjusted Revenue	$	60.6	$	72.2	$	99.4	$	126.7	$	150.4

($ millions)		2012		2013		2014		2015		2016
Non-GAAP Income[1]	$	3.7	$	5.1	$	9.3	$	15.4	$	17.3
Finance Leads	$	0.7	$	0.3	$	0.8	$	0.4	$	0.5
Adjusted Non-GAAP Income	$	2.9	$	4.7	$	8.5	$	15.0	$	16.8

		2012		2013		2014		2015		2016
Non-GAAP EPS[2]	$	0.40	$	0.48	$	0.83	$	1.22	$	1.30
Finance Leads	$	0.08	$	0.03	$	0.07	$	0.03	$	0.03
Adjusted Non-GAAP EPS	$	0.32	$	0.45	$	0.76	$	1.19	$	1.27

The above financials are impacted by rounding to the nearest $0.1M.

1) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements. See appendix for reconciliation.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding. See appendix for reconciliation.

20

Reconciliation of Specialty Finance Divestiture – Schedule B

autobytel NASDAQ: ABTL

	2016														
	QTD 3/31/16			QTD 6/30/16			QTD 9/30/16			QTD 12/31/16			YTD 12/31/16		
	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted
Total Revenues	$ 36.2	$ 1.6	$ 34.6	$ 36.1	$ 1.6	$ 34.6	$ 43.9	$ 1.7	$ 42.2	$ 40.4	$ 1.4	$ 39.0	$ 156.7	$ 6.3	$ 150.4
Cost of revenues	22.6	1.2	21.4	22.2	1.2	21.0	28.2	1.2	26.9	25.8	1.0	24.7	98.8	4.7	94.1
Gross profit	13.6	0.4	13.2	13.9	0.4	13.5	15.8	0.4	15.3	14.6	0.4	14.2	57.9	1.7	56.3
Operating expenses	14.5	0.3	14.2	13.0	0.3	12.7	11.5	0.3	11.2	12.8	0.4	12.4	51.8	1.3	50.5
Operating income (loss)	(0.9)	0.1	(1.0)	0.9	0.1	0.8	4.3	0.1	4.1	1.8	(0.0)	1.9	6.1	0.3	5.8
Interest and other income (expense), net	(0.2)	-	(0.2)	(0.2)	-	(0.2)	(0.2)	-	(0.2)	1.2	-	1.2	0.6	-	0.6
Income (loss) before income tax provision (benefit)	(1.1)	0.1	(1.2)	0.7	0.1	0.6	4.1	0.1	3.9	3.0	(0.0)	3.1	6.7	0.3	6.3
Income tax provision (benefit)[1]	(0.4)	0.0	(0.5)	0.3	0.0	0.3	1.3	0.0	1.3	1.6	(0.0)	1.7	2.8	0.1	2.7
Net income (loss) and comprehensive income (loss)	$ (0.7)	$ 0.1	$ (0.7)	$ 0.4	$ 0.1	$ 0.4	$ 2.7	$ 0.1	$ 2.6	$ 1.4	$ (0.0)	$ 1.4	$ 3.9	$ 0.2	$ 3.7
Non-GAAP Income[2]	$ 2.9	$ 0.1	$ 2.8	$ 3.2	$ 0.1	$ 3.0	$ 6.5	$ 0.2	$ 6.3	$ 4.7	$ 0.0	$ 4.7	$ 17.3	$ 0.5	$ 16.8
Non-GAAP EPS[3]	$ 0.22	$ 0.01	$ 0.21	$ 0.24	$ 0.01	$ 0.23	$ 0.49	$ 0.01	$ 0.47	$ 0.35	$ 0.00	$ 0.35	$ 1.30	$ 0.03	$ 1.27

The above financials are impacted by rounding to the nearest $0.1M.

1) Tax provision for specialty finance leads standalone is computed using consolidated effective tax rate multiplied by finance leads income before income tax.
2) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements. See appendix for reconciliation.
3) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding. See appendix for reconciliation.

21

Non-GAAP Income & EPS Reconciliation

autobytel
NASDAQ: ABTL

	2016														
	QTD 3/31/16			QTD 6/30/16			QTD 9/30/16			QTD 12/31/16			YTD 12/31/16		
	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted
Net income (loss)	$ (0.7)	$ 0.1	$ (0.7)	$ 0.4	$ 0.1	$ 0.4	$ 2.7	$ 0.1	$ 2.6	$ 1.4	$ (0.0)	$ 1.4	$ 3.9	$ 0.2	$ 3.7
Amortization of acquired	1.4	-		1.4	-		1.5	-		1.4	-		5.7	-	
intangibles			1.4			1.4			1.5			1.4			5.7
Non-cash stock based compensation															
Cost of revenues	0.0	-	0.0	0.0	-	0.0	0.0	-	0.0	0.0	-	0.0	0.1	-	0.1
Sales and marketing	0.6	0.0	0.6	0.3	0.0	0.3	0.4	0.0	0.4	0.4	0.1	0.4	1.8	0.1	1.7
Technology support	0.3	-	0.3	0.1	-	0.1	0.1	-	0.1	0.1	-	0.1	0.6	-	0.6
General and administrative	0.4	-	0.4	0.4	-	0.4	0.5	-	0.5	0.7	-	0.7	2.0	-	2.0
Total non-cash stock-based compensation	1.4	0.0	1.3	0.9	0.0	0.8	0.9	0.0	0.9	1.2	0.1	1.2	4.4	0.1	4.3
Acquisition costs	0.4	-	0.4	0.1	-	0.1	-	-	-	0.0	-	0.0	0.6	-	0.6
Severance costs	0.8	-	0.8	-	-	-	-	-	-	0.5	-	0.5	1.4	-	1.4
Litigation settlements	(0.0)	-	(0.0)	0.0	-	0.0	(0.0)	-	(0.0)	(0.0)	-	(0.0)	(0.1)	-	(0.1)
Gain (loss) on investment	-	-	-	-	-	-	-	-	-	0.8	-	0.8	0.8	-	0.8
Gain on disposal	-	-	-	-	-	-	-	-	-	(2.2)	-	(2.2)	(2.2)	-	(2.2)
Income taxes	(0.4)	0.0	(0.5)	0.3	0.0	0.3	1.3	0.0	1.3	1.6	(0.0)	1.7	2.8	0.1	2.7
Non-GAAP income[1]	$ 2.9	$ 0.1	$ 2.8	$ 3.2	$ 0.1	$ 3.0	$ 6.5	$ 0.2	$ 6.3	$ 4.7	$ 0.0	$ 4.7	$ 17.3	$ 0.5	$ 16.8
Weighted average diluted shares	13,346	13,346	13,346	13,295	13,295	13,295	13,337	13,337	13,337	13,369	13,369	13,369	13,303	13,303	13,303
Non-GAAP EPS[2]	$ 0.22	$ 0.01	$ 0.21	$ 0.24	$ 0.01	$ 0.23	$ 0.49	$ 0.01	$ 0.47	$ 0.35	$ 0.00	$ 0.35	$ 1.30	$ 0.03	$ 1.27

The above financials are impacted by rounding to the nearest $0.1M.

1) Non-GAAP Income is equal to net income/(loss) plus amortization of acquired intangibles, non-cash stock compensation, income taxes, gain or loss on investment or sale, severance costs and acquisition related expenses, plus litigation settlements.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding.

22

Mobile Products

autobytel mobile

Suite of Mobile Products & Services

Text CBAUTO
TO 50123
To speak to
a Sales Rep

Text Marketing

Autobytel Mobile is a leader in providing texting services to dealerships. Text message marketing can be used on window stickers, showroom displays, billboards, print, TV, radio, and dealership websites.

Mobile Websites

Award winning mobile sites convert traffic into real time leads.

TextShield®

Enables 2-way text conversations in a centralized and controlled environment.

Consumer Text
Text In Text Out
CRM
Dealer Text Via Gateway

TextShield Gateway is the Centerpiece of Our Complete Mobile Suite

Apps

Features and functionality allow dealerships to stay engaged with customers by having them download a Dealer Branded App.

Send2Phone

2014 Chevrolet Cruze LS
Ext Color: Red Hot
Int Color: Gray
Trans: Manual
Body Style: Sedan
MPG: 25 / 36
Send To Phone

Enables consumers to send tactical mobile landing pages to their cell phones via SMS.

Autobytel Enables Dealers to Reach the Increasingly Mobile Consumer

23

Ancillary Products & Investments

autobytel
NASDAQ: ABTL

SaleMove
From autobytel

- SaleMove technology allows dealers to interact with consumers in real-time through whichever method they choose (i.e. live video, phone, text-based chat, etc.).

GOmoto

- Invested in GoMoto: An interactive digital solution for dealer showrooms/service centers
- Designed to drive customer engagement and increase conversion

PAYMENTPRO
by autobytel

- Enables consumers to shop by payment with their PC or mobile device
- Provides dealers with pre-qualified customers

Redefining How Customers Interact With Dealers

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High ROI for Dealers

autobytel NASDAQ: ABTL

- Given Autobytel's high conversion rates, our cost per lead model provides a favorable ROI for dealers
- The higher the conversion rate, the greater the price disparity
- Estimated historical average close rate for auto industry is 6-8%
  - **Autobytel estimated buy rate is 17-30%**
- Autobytel cost to dealer represents about half of all dealers' normal marketing expense **at $628**[1]

Average Dealer Cost Per Sale²
$399
$299
$367
$275
$220
$147
$116
Used Cost Per Sale
New Cost per Sale
6% Dealer Close Rate
8% Dealer Close Rate
10% Dealer Close Rate
15% Dealer Close Rate
19% Dealer Close Rate
Competitor
Average Leads Provider
autobytel

1) National Automobile Dealer Association (NADA), 2016.
2) Calculated with an average cost of $22 per lead.

Purchasing Leads From Autobytel Generates a Favorable ROI

25